CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee
Market-Linked Notes due 2017	$357,000	$48.69

November 2012 Pricing Supplement No. 403 Registration Statement No. 333-178081 Dated November 27, 2012 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

Market-Linked Notes Based on Quarterly Capped Performance due November 30, 2017
Based on the Value of the Russell 2000® Index

The notes are senior unsecured obligations of Morgan Stanley, will pay no interest and will have the terms described in the accompanying product supplement, index supplement and prospectus, as supplemented and modified by this document.  At maturity, we will pay per note the stated principal amount of $1,000 plus the indexed interest amount, which is based on the positive or negative performances of the underlying index during each quarter during the term of the notes, subject to the minimum payment at maturity.  The indexed interest amount is based on the sum of the quarterly percentage changes, each subject to the quarterly cap but without a quarterly floor on any downside performance.  The notes are for investors who are concerned about principal risk but seek an equity index-based return, and who are willing to forgo both current income and upside due to the quarterly capped return calculation of the payment at maturity in exchange for the repayment of principal plus a minimum return at maturity.  The notes are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the notes, including the repayment of principal at maturity, are subject to the credit risk of Morgan Stanley.
FINAL TERMS
Issuer:	Morgan Stanley
Issue price:	$1,000 per note (see “Commissions and issue price” below)
Stated principal amount:	$1,000 per note
Aggregate principal amount:	$357,000
Pricing date:	November 27, 2012
Original issue date:	November 30, 2012 (3 business days after the pricing date)
Maturity date:	November 30, 2017
Interest:	None
Underlying index:	Russell 2000® Index
Payment at maturity:
The payment due at maturity per $1,000 stated principal amount will equal:
$1,000 + the indexed interest amount, subject to the minimum payment at maturity.
Due to the effect of the quarterly cap, the maximum indexed interest amount is effectively $900, which is the quarterly cap times the stated principal amount times the number of quarters during the term of the notes.  As a result of the quarterly cap, the indexed interest amount will never be more than the maximum indexed interest amount.  However, you will receive the maximum indexed interest payment only if, in every single quarter, the underlying index increases by an amount equal to or greater than the quarterly cap.

Quarterly percentage change:
For each quarter, the lesser of: (i) (final quarterly index value – initial quarterly index value) / initial quarterly index value and (ii) the quarterly cap
There is no lower limit on the value of any negative quarterly percentage change and, as a result, any gains can be partially or wholly offset by one or more negative quarterly percentage changes.

Initial quarterly index value:	For the first quarter, 807.74, which is the index closing value on the pricing date and for each quarter thereafter, the final quarterly index value for the immediately preceding quarter.
Final quarterly index value:
For each quarter, the index closing value on the 27th day of each February, May, August and November, beginning February 27, 2013 through and including November 27, 2017 (the “final determination date” and each such date, a “determination date”), subject to postponement for non-index business days and certain market disruption events

Indexed interest amount:
The sum of each quarterly percentage change times $1,000.  The indexed interest amount may be less than if the amount had been calculated using the point-to-point performance in the value of the underlying index from the pricing date to the final determination date.  See “Hypothetical Payout on the Notes.”

Minimum payment at maturity:	$1,050 per note (105% of the stated principal amount)
Maximum payment at maturity:	Due to the effect of the quarterly cap, the effective maximum payment at maturity is $1,900, calculated as the sum of the stated principal amount and the maximum indexed interest amount
Quarterly cap:	4.5%
CUSIP/ISIN:	6174823N2 / US6174823N29
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and issue price:	Price to public(1)	Agent’s commissions(2)	Proceeds to issuer
Per note	$1,000	$35	$965
Total	$357,000	$12,495	$344,505

(1)	The price to public for investors purchasing the notes in fee-based advisory accounts will be $970 per note.

(2)
Selected dealers and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $35 for each note they sell; provided that dealers selling to investors purchasing the notes in fee-based advisory accounts will receive a sales commission of $5 per note.  See “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for equity-linked notes.

The notes involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 6.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information About the Notes” at the end of this document.

Product Supplement for Equity-Linked Notes dated August 17, 2012
Index Supplement dated November 21, 2011
Prospectus dated November 21, 2011

Market-Linked Notes Based on Quarterly Capped Performance due November 30, 2017
Based on the Value of the Russell 2000® Index

Investment Summary

Market-Linked Notes

The Market-Linked Notes Based on Quarterly Capped Performance due November 30, 2017 Based on the Value of the Russell 2000® Index (the “notes”) offer the opportunity to receive a return equal to the sum of the quarterly percentage changes of the underlying index over the term of the notes, subject to a cap of 4.5% each quarter multiplied by $1,000, which we refer to as the “indexed interest amount”, and subject to the minimum payment at maturity.  Each quarterly percentage change is subject to the quarterly cap and, as a result, the payment at maturity will be no more than the stated principal amount plus the maximum indexed interest amount of $900.  However, you will receive the maximum indexed interest payment only if, in every single quarter, the underlying index increases by an amount equal to or greater than the quarterly cap.  The notes provide investors:

▪	an opportunity to gain exposure to the Russell 2000® Index

▪	the repayment of principal at maturity, plus a minimum return of 5% if the notes are held to maturity

▪
participation in any appreciation of the underlying index during each quarter during the term of the notes, subject to a quarterly cap, unless offset by declines in the underlying index in other quarters

▪	no exposure to any overall decline of the underlying index due to the minimum return at maturity

There is no lower limit on the value of any negative quarterly percentage change used to calculate the indexed interest amount.  However, positive quarterly percentage changes will be subject to the quarterly cap.  As a result, one, or a limited number of, negative quarterly percentage changes could eliminate all positive quarterly percentage changes, in which case, you will receive only the minimum payment at maturity.  Additionally, the indexed interest amount may be less than if the amount had been calculated using the point-to-point performance in the value of the underlying index from the pricing date to the final determination date.  See “Risk Factors—Because the payment at maturity is based on the sum of the capped quarterly percentage changes, your return on your investment may be less than if the amount had been calculated using the point-to-point performance in the value of the underlying index from the pricing date to the final determination date.”

At maturity, if the indexed interest amount is less than $50, you will receive the minimum payment at maturity of $1,050 per note, representing a 5% return on your investment.  All payments on the notes, including the repayment of principal at maturity, are subject to the credit risk of Morgan Stanley.

Maturity:	5 years
Interest:	None

November 2012	Page 2

Market-Linked Notes Based on Quarterly Capped Performance due November 30, 2017
Based on the Value of the Russell 2000® Index

Key Investment Rationale

Market-Linked Notes offer investors exposure to the performance of equities or equity indices and provide for the repayment of principal at maturity.  They are for investors who are concerned about principal risk but seek an equity-based return, and who are willing to forgo current income in exchange for the repayment of principal plus the indexed interest amount, which is based on the performance of the underlying index during each quarter during the term of the notes, subject to a quarterly cap, and subject to the minimum payment at maturity.

Repayment of Principal	The notes offer investors capped upside exposure to the quarterly performance of the underlying index, while providing for the repayment of principal in full at maturity.
Minimum Payment at Maturity	At maturity, the notes will pay no less than $1,050 (105% of the stated principal amount)
Best Case Scenario
In each quarter during the term of the notes, the underlying index increases by an amount equal to or greater than the quarterly cap such that the notes pay the maximum payment at maturity of $1,900.  However, you will receive the maximum indexed interest payment only if, in every single quarter,  the underlying index increases by an amount equal to or greater than the quarterly cap.

Downside Scenario	The indexed interest amount is less than $50 and, at maturity, the notes pay the minimum payment at maturity of $1,050

November 2012	Page 3

Market-Linked Notes Based on Quarterly Capped Performance due November 30, 2017
Based on the Value of the Russell 2000® Index

Hypothetical Payout on the Notes

At maturity, for each $1,000 stated principal amount of notes that you hold, you will receive the stated principal amount of $1,000 plus the indexed interest amount, subject to the minimum payment at maturity.  The indexed interest amount is equal to the sum of the quarterly percent changes (which are each subject to the quarterly cap) times $1,000.  In no event will the payment at maturity be less than the minimum payment at maturity of $1,050 per note or greater than the maximum payment at maturity of $1,900 per note.

The examples below illustrate the payment at maturity for each note for a hypothetical range of quarterly percentage changes and do not cover the complete range of possible payouts at maturity.  The examples assume a hypothetical index closing value of 800 on the pricing date and reflect the quarterly cap of 4.5%, which results in a maximum indexed interest amount of $900, and the minimum payment at maturity of $1,050 per note.  Under the terms of the notes, if the indexed interest amount is less than $50, you will receive the minimum payment at maturity of $1,050 per note, or 105% of the stated principal amount.

Some numbers appearing in the examples below have been rounded for ease of analysis.

	Example 1				Example 2
Determination Date	Initial Quarterly Index Value	Final Quarterly Index Value	Quarterly Percentage Change	Quarterly Cap Applies?	Initial Quarterly Index Value	Final Quarterly Index Value	Quarterly Percentage Change	Quarterly Cap Applies?
#1	800	792	-1.0%	No	800	560	-30.0%	No
#2	792	776	-2.0%	No	560	504	-10.0%	No
#3	776	792	2.1%	No	504	554	4.5%	Yes
#4	792	815	2.9%	No	554	571	3.1%	No
#5	815	864	4.5%	Yes	571	685	4.5%	Yes
#6	864	911	4.5%	Yes	685	779	4.5%	Yes
#7	911	863	-5.3%	No	779	854	4.5%	Yes
#8	863	889	3.0%	No	854	939	4.5%	Yes
#9	889	907	2.0%	No	939	796	-15.2%	No
#10	907	934	3.0%	No	796	751	-5.7%	No
#11	934	925	-1.0%	No	751	853	4.5%	Yes
#12	925	934	1.0%	No	853	819	-4.0%	No
#13	934	953	2.0%	No	819	794	-3.1%	No
#14	953	963	1.0%	No	794	810	2.0%	No
#15	963	944	-2.0%	No	810	834	3.0%	No
#16	944	1,002	4.5%	Yes	834	801	-4.0%	No
#17	1,002	972	-3.0%	No	801	793	-1.0%	No
#18	972	982	1.0%	No	793	818	3.2%	No
#19	982	1,002	2.0%	No	818	909	4.5%	Yes
#20	1,002	1,040	3.8%	No	909	1,040	4.5%	Yes
Sum of the Quarterly Percentage Changes			23.0%				-25.7%
Quarterly Cap			4.5%				4.5%
Indexed Interest Amount			$230				-$257
Minimum Payment at Maturity			$1,050				$1,050
Maximum Indexed Interest Amount			$900				$900
Payment at Maturity			$1,230				$1,050

In both Example 1 and Example 2, the value of the underlying index increases by 30% from the pricing date to the final determination date.  However, the payment at maturity of $1,230 in example 1 is greater than the payment at maturity of $1,050 in example 2, which illustrates the path dependency of these notes.  In addition, in both Example 1 and Example 2, the payment at maturity represents a smaller return than the percentage change in the value of the underlying index over the term of the notes.

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Market-Linked Notes Based on Quarterly Capped Performance due November 30, 2017
Based on the Value of the Russell 2000® Index

Even though the value of the underlying index appreciates by the same amount over the term of the notes in both examples, the payments at maturity are different because:

▪
the indexed interest amount and the payment at maturity depend on the quarterly percentage change for each quarter during the term of the notes (as determined on each determination date) rather than the appreciation of the underlying index over the term of the notes,

▪	the quarterly percentage change for each quarter is subject to the quarterly cap, and

▪	negative quarterly percentage changes (which are not subject to the quarterly cap or any other cap) are used in determining the indexed interest amount.

Under the terms of these notes, if the final quarterly index value for a quarter is greater than the initial quarterly index value by more than the quarterly cap of 4.5%, the quarterly percentage change is capped at 4.5% for such quarter.  However, notwithstanding the quarterly cap of 4.5%, the final quarterly index value for any such quarter is the initial quarterly index value for the next quarter.

In Example 1, the sum of the stated principal amount and the indexed interest amount is greater than the minimum payment at maturity such that the investor receives a payment at maturity per $1,000 stated principal amount equal to $1,000 plus the indexed interest amount.  In three quarters, the quarterly percentage change was capped, reducing the return on the notes to less than the percentage change in the value of the underlying index.

The return on the notes is also less than the percentage change in the value of the underlying index because each quarterly percentage change is based upon the final quarterly index value of the preceding quarter.  For example, from determination periods 8 to 10, the value of the underlying index increased from 863 to 934, which is an increase of approximately 8.23%.  However, the total quarterly percentage change is only 3.0% + 2.0% + 3.0% = 8.0%.  In a bullish market, the formula for calculating the quarterly percentage change works to the investor’s disadvantage.

In Example 2, the sum of the stated principal amount and the indexed interest amount is less than the minimum payment at maturity such that the investor receives only the minimum payment at maturity.  In this example, notwithstanding the fact that the underlying index increases by 30% from the pricing date to the final determination date, the sum of the quarterly percentage changes is approximately -25.7% and the investor receives only the minimum payment at maturity of $1,050, representing a 5% return.  This demonstrates that the sum of the stated principal amount and the indexed interest amount may be negative or less than the minimum payment at maturity even if the value of the underlying index increases from the pricing date to the final determination date (including by more than 4.5%) for the same reasons as noted above.  This may be the case even if the underlying index increases by an amount equal to or greater than the quarterly cap for multiple quarters during the term of the notes.

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Market-Linked Notes Based on Quarterly Capped Performance due November 30, 2017
Based on the Value of the Russell 2000® Index

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the notes.  For further discussion of these and other risks you should read the section entitled “Risk Factors” in the accompanying product supplement, index supplement and the accompanying prospectus.  You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

▪
The notes do not pay interest and may not pay more than the minimum payment at maturity.  If the indexed interest amount is less than $50, you will receive only the minimum payment at maturity of $1,050 for each note you hold at maturity.  As the notes do not pay any interest, if the underlying index does not appreciate sufficiently over the term of the notes as measured on each quarterly determination date, the overall return on the notes (the effective yield to maturity) may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.  The notes have been designed for investors who are willing to forgo market floating interest rates and certain upside exposure to the underlying index in exchange for repayment of principal plus the indexed interest amount, which is based on the performance of the underlying index during each quarter during the term of the notes, subject to a quarterly cap, or the minimum payment at maturity.

▪
Each quarterly percentage change for each quarter during the term of the notes is subject to the quarterly cap and will not reflect any appreciation in the index value for that quarter above the quarterly cap.  In calculating the payment at maturity, each quarterly percentage change is subject to the quarterly cap of 4.5%.  As a result, the quarterly percentage change for any quarter during the term of the notes may not exceed 4.5% even though the underlying index may appreciate by more than 4.5% during some or all of the quarters during the term of the notes.

▪
There is no lower limit on the value of any negative quarterly percentage change used to calculate the indexed interest amount and one, or a limited number of, negative quarterly percentage changes could eliminate all positive quarterly percentage changes.  There is no lower limit on the value of any negative quarterly percentage change used to calculate the indexed interest amount.  However, positive quarterly percentage changes will be subject to the quarterly cap of 4.5%.  As a result, one, or a limited number of, negative quarterly percentage changes could eliminate all positive quarterly percentage changes, in which case, you will receive only the minimum payment at maturity.  This may be the case even if the value of the underlying index increases from the pricing date to the maturity date.  In addition, as a result of the quarterly cap, the indexed interest amount will never be more than the maximum indexed interest amount of $900.

▪
Because the payment at maturity is based on the sum of the capped quarterly percentage changes, your return on your investment may be less than if the amount had been calculated using the point-to-point performance in the value of the underlying index from the pricing date to the final determination date.  The quarterly percentage change is based on the final quarterly index value for the preceding quarter.  In a rising market, this value will be higher than the initial index value, which means the quarterly percentage change will be less than the percentage change in the value of the underlying index from its initial value.  For example, if the underlying index increased from 100 to 105 and then to 110.25, the quarterly percentage changes would be 5% + 5% = 10%, whereas the percentage change in the underlying index would be 10.25%.  Accordingly, the sum of the quarterly percentage changes will be less than the actual percentage change in the value of the underlying index.  Thus, your return on your investment will be less than if the amount had been calculated using the point-to-point performance in the value of the underlying index from the pricing date to the final determination date.

▪
Market price of the notes will be influenced by many unpredictable factors.  Several factors will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including the value of the underlying index at any time and, in particular, on each determination date during the term of the notes, the volatility (frequency and magnitude of changes in value) of the underlying index, dividend rate on the stocks underlying the index, interest and yield rates in the market, time remaining until the notes mature, geopolitical conditions and

November 2012	Page 6

Market-Linked Notes Based on Quarterly Capped Performance due November 30, 2017
Based on the Value of the Russell 2000® Index

economic, financial, political, regulatory or judicial events that affect the underlying index or equities markets generally and which may affect each initial quarterly index value and each final quarterly index value of the underlying index and any actual or anticipated changes in our credit ratings or credit spreads.  The value of the underlying index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.  See “Russell 2000® Index Overview” on page 9.  You may receive less, and possibly significantly less, than the stated principal amount per note if you try to sell your notes prior to maturity.

▪
The notes are linked to the Russell 2000® Index and are subject to risks associated with small-capitalization companies.  The Russell 2000® Index, the underlying index, consists of stocks issued by companies with relatively small market capitalization.  These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the underlying index may be more volatile than that of indices that consist of stocks issued by large-capitalization companies.  Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded.  In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel.  Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

▪
The notes are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the notes. You are dependent on Morgan Stanley’s ability to pay all amounts due on the notes at maturity and therefore you are subject to the credit risk of Morgan Stanley.  The notes are not guaranteed by any other entity.  If Morgan Stanley defaults on its obligations under the notes, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the notes.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the notes and the cost of hedging our obligations under the notes that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the cost of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
Adjustments to the underlying index could adversely affect the value of the notes.  The publisher of the underlying index can add, delete or substitute the stocks underlying the index, and can make other methodological changes required by certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the underlying index.  Any of these actions could adversely affect the value of the notes.  The publisher of the underlying index may also discontinue or suspend calculation or publication of the underlying index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index.  MS & Co. could have an economic interest that is different than that of investors in the notes insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates.  If MS &

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Market-Linked Notes Based on Quarterly Capped Performance due November 30, 2017
Based on the Value of the Russell 2000® Index

Co. determines that there is no appropriate successor index on any determination date, the index closing value on such determination date will be an amount based on the stocks underlying the discontinued index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co, as calculation agent, in accordance with the formula for calculating the index closing value last in effect prior to discontinuance of the index.

▪
You have no shareholder rights.  As an investor in the notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie the index.

▪
Investing in the notes is not equivalent to investing in the underlying index.  Investing in the notes is not equivalent to investing in the underlying index or its component stocks.  See “Hypothetical Payout on the Notes” above.

▪
The notes will not be listed on any securities exchange and secondary trading may be limited.  The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MS & Co. may, but is not obligated to, make a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes.  As calculation agent, MS & Co. has determined the initial quarterly index value for the first quarter and will determine each initial quarterly index value for each other quarter, each final quarterly index value, each quarterly percentage change and the indexed interest amount, and will calculate the amount of cash you will receive at maturity.  Determinations made by MS & Co. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a discontinuance of the underlying index or a market disruption event, may adversely affect the payout to you at maturity.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the notes.  One or more of our subsidiaries have carried out, and will continue to carry out, hedging activities related to the notes (and to other instruments linked to the underlying index or its component stocks), including trading in the component stocks of the underlying index and in other instruments related to the underlying index.  Some of our subsidiaries also trade the component stocks of the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have increased the initial quarterly index value and, therefore, could have increased the value at which the underlying index must close on the first determination date before an investor receives a payment at maturity that exceeds the minimum payment at maturity.  Additionally, such hedging or trading activities during the term of the notes, including on any determination date, could adversely affect the closing value of the underlying index on such determination date and, accordingly, the amount of cash an investor will receive at maturity.

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Market-Linked Notes Based on Quarterly Capped Performance due November 30, 2017
Based on the Value of the Russell 2000® Index

Russell 2000® Index Overview

The Russell 2000® Index is an index calculated, published and disseminated by Russell Investments, and measures the composite price performance of stocks of 2,000 companies (the “Russell 2000 Component Stocks”) incorporated in the U.S. and its territories.  All 2,000 stocks are traded on a major U.S. exchange and are the 2,000 smallest securities that form the Russell 3000® Index.  The Russell 3000 Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market.  The Russell 2000 Index consists of the smallest 2,000 companies included in the Russell 3000 Index and represents a small portion of the total market capitalization of the Russell 3000 Index.  The Russell 2000 Index is designed to track the performance of the small capitalization segment of the U.S. equity market.  For additional information about the Russell 2000® Index, see the information set forth under “Russell 2000® Index” in the accompanying index supplement.

Information as of market close on November 27, 2012:

Bloomberg Ticker Symbol:	RTY
Current Index Value:	807.74
52 Weeks Ago:	666.16
52 Week High (on 9/14/2012):	864.70
52 Week Low (on 11/25/2011):	666.16

The following graph sets forth the daily closing values of the underlying index for the period from January 1, 2007 through November 27, 2012.  The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the same period.  The closing value of the underlying index on November 27, 2012 was 807.74.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The underlying index experiences periods of high volatility, and you should not take the historical values of the underlying index as an indication of its future performance.

Russell 2000® Index Historical Performance Daily Closing Values January 1, 2007 to November 27, 2012

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Market-Linked Notes Based on Quarterly Capped Performance due November 30, 2017
Based on the Value of the Russell 2000® Index

Russell 2000® Index	High	Low	Period End
2007
First Quarter	829.44	760.06	800.71
Second Quarter	855.09	803.22	833.70
Third Quarter	855.77	751.54	805.45
Fourth Quarter	845.72	735.07	766.03
2008
First Quarter	753.55	643.97	687.97
Second Quarter	763.27	686.07	689.66
Third Quarter	754.38	657.72	679.58
Fourth Quarter	671.59	385.31	499.45
2009
First Quarter	514.71	343.26	422.75
Second Quarter	531.68	429.16	508.28
Third Quarter	620.69	479.27	604.28
Fourth Quarter	634.07	562.40	625.39
2010
First Quarter	690.30	586.49	678.64
Second Quarter	741.92	609.49	609.49
Third Quarter	677.64	590.03	676.14
Fourth Quarter	792.35	669.45	783.65
2011
First Quarter	843.55	773.18	843.55
Second Quarter	865.29	777.20	827.43
Third Quarter	858.11	643.42	644.16
Fourth Quarter	765.43	609.49	740.92
2012
First Quarter	846.13	747.28	830.30
Second Quarter	840.63	737.24	798.49
Third Quarter	864.70	767.75	837.45
Fourth Quarter (through November 27, 2012)	844.65	769.48	807.74

The “Russell 2000® Index” is a trademark of Russell Investments and has been licensed for use by Morgan Stanley.  For more information, see “Russell 2000® Index—License Agreement between Russell Investments and Morgan Stanley” in the accompanying index supplement.

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Market-Linked Notes Based on Quarterly Capped Performance due November 30, 2017
Based on the Value of the Russell 2000® Index

Additional Information About the Notes

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Denominations:	$1,000 and integral multiples thereof
Interest:	None
Bull or bear notes:	Bull notes
Call right:	The notes are not callable prior to the maturity date.
Postponement of maturity date:
If the final determination date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the final determination date as postponed.

Equity-linked notes:
All references to “equity-linked notes” or related terms in the accompanying product supplement for equity-linked notes shall be deemed to refer to market-linked notes when read in conjunction with these preliminary terms.

Minimum ticketing size:	$1,000 / 1 note
Trustee:	The Bank of New York Mellon
Calculation Agent:	MS & Co.
Tax considerations:
In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders.”  Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying product supplement) of the notes, even though no interest is payable on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  We have determined that the “comparable yield” for the notes is a rate of 2.8389% per annum, compounded semi-annually.  Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $1,000) consists of a single projected amount equal to $1,151.3957 due at maturity.  You should read the discussion under “United States Federal Taxation” in the accompanying product supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a note) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through December 31, 2012	$2.3658	$2.3658
January 1, 2013 through June 30, 2013	$14.2281	$16.5939
July 1, 2013 through December 31, 2013	$14.4300	$31.0239
January 1, 2014 through June 30, 2014	$14.6349	$45.6588
July 1, 2014 through December 31, 2014	$14.8426	$60.5014
January 1, 2015 through June 30, 2015	$15.0533	$75.5547
July 1, 2015 through December 31, 2015	$15.2670	$90.8217
January 1, 2016 through June 30, 2016	$15.4837	$106.3054
July 1, 2016 through December 31, 2016	$15.7035	$122.0089
January 1, 2017 through June 30, 2017	$15.9264	$137.9353
July 1, 2017 through the Maturity Date	$13.4604	$151.3957

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments thereto in respect of the notes for U.S. federal income tax purposes, and we make no representation regarding the actual amount of the payment that will be made on a note.

If you are a non-U.S. investor, please also read the section of the accompanying product supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

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Market-Linked Notes Based on Quarterly Capped Performance due November 30, 2017
Based on the Value of the Russell 2000® Index

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the notes.

Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the notes by taking positions in the stocks constituting the underlying index and in futures or options contracts on the underlying index or its component stocks.  Such purchase activity could have increased the value of the underlying index on the pricing date, and therefore, could have increased the value at which the underlying index must close on the first determination date before you would receive at maturity a payment that exceeds the minimum payment at maturity.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the notes, including on the valuation date, by purchasing and selling the stocks constituting the underlying index, futures or options contracts on the underlying index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. We cannot give any assurance that our hedging activities will not affect the value of the underlying index and, therefore, adversely affect the value of the notes or the payment you will receive at maturity.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the notes are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the notes.

Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets”

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Market-Linked Notes Based on Quarterly Capped Performance due November 30, 2017
Based on the Value of the Russell 2000® Index

by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such notes on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase, holding and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any notes to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the notes by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $35 for each note they sell; provided that dealers selling to investors purchasing the notes in fee-based advisory accounts will receive a sales commission of $5 per note.

MS & Co. is our wholly-owned subsidiary.  MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Validity of the notes:
In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the notes offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture and delivered against payment as contemplated herein, such notes will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the notes and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 21, 2011, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 21, 2011.

Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

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Market-Linked Notes Based on Quarterly Capped Performance due November 30, 2017
Based on the Value of the Russell 2000® Index

Where you can find more information:
Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the product supplement for Equity-Linked Notes and index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement, the product supplement for Equity-Linked Notes, the index supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, the product supplement for Equity-Linked Notes and the index supplement if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for Equity-Linked Notes dated August 17, 2012
Index Supplement dated November 21, 2011
Prospectus dated November 21, 2011

Terms used in this document are defined in the product supplement for Equity-Linked Notes, in the index supplement or in the prospectus.  As used in this document, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

November 2012	Page 14